                                                                  EXECUTION COPY

                             Dated 6 September, 2004

                           RANDGOLD RESOURCES LIMITED
                                as the Guarantor

                                       and

                          N M ROTHSCHILD & SONS LIMITED
                             as the Security Trustee

                                   ----------

                         DEED OF GUARANTEE AND INDEMNITY

                                   ----------

                          [MAYER BROWN ROWE & MAW LOGO]
                                     LONDON

                                TABLE OF CONTENTS

                                                                            PAGE
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THIS DEED OF GUARANTEE AND INDEMNITY (this "DEED"), dated 6 September, 2004 between:

(1)  RANDGOLD RESOURCES LIMITED, a company incorporated under the laws of Jersey
     (the "GUARANTOR"); and

(2)  N M ROTHSCHILD & SONS LIMITED, a bank incorporated under the laws of
     England, in its capacity as security trustee for the Lender Parties (in such capacity, the "SECURITY TRUSTEE").

WHEREAS:

(A)  Pursuant to the U.S.$60,000,000 project term loan facility agreement, dated
     6 September, 2004, (as amended, modified or supplemented from time to time, the "LOAN AGREEMENT"), among:

     (1)  Societe des Mines de Loulo S.A., as the Borrower;

     (2)  Randgold Resources Limited and Randgold Resources (Somilo) Limited, as
          the Guarantors;

     (3)  various banks and other financial institutions, as the Lenders;

     (4)  N M Rothschild & Sons Limited and Societe Generale, as the Mandated
          Lead Arrangers;

     (5)  Absa Bank Limited (acting through its Absa Corporate and Merchant Bank
          Division) and Bayerische Hypo- und Vereinsbank AG, as the Lead
          Arrangers; and

     (6)  N M Rothschild & Sons Limited, as the Facility Agent for the Lenders,

     the Lenders have extended Commitments to make Loans to the Borrower on the terms and conditions set forth therein;

(B)  Pursuant to Clause 6.1.3 of the Loan Agreement, it is a condition precedent to the making of the initial Loans under the Loan Agreement that the
     Guarantor executes and delivers this Deed as security for the payment and discharge of the Obligations; and

(C)  The Guarantor has determined that the execution, delivery and performance of this Deed is within its corporate powers and in its best interests, and has been duly authorised.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in order to induce the Lenders to make the initial Loans to the Borrower pursuant to the Loan Agreement and to enter into the transactions contemplated thereby, the Guarantor agrees with the Security
Trustee as follows:

                                        1

1.   DEFINITIONS AND INTERPRETATION

1.1  DEFINITIONS

     The following terms (whether or not underscored) when used in this Deed, including its preamble and recitals, shall have the following meanings:

     "AGREED PROJECT STANDARDS" means the development of the Loulo Project and the construction of the Mine in accordance with the standards, agreements, timing and all other criteria referred to in the Operative Documents and the Development Plan.

     "CHARGED PROPERTY" means any property or asset of the Guarantor which is or is intended to be the subject of a lien in favour of the Security Trustee or any other Lender Party.

     "CONSOLIDATED EBITDA" means, for any period, the consolidated profit on ordinary activities of the Guarantor and its subsidiaries (together with, and without duplication, the Guarantor's proportionate share (based on the
     Guarantor's direct or indirect ownership interest in the share capital of the relevant Group Member) of the consolidated profit on ordinary activities of any other Group Member which is not a subsidiary of the
     Guarantor), in each case for such period:

     (a)  before any deduction for or on account of corporation tax or other taxes on income or gains;

     (b)  before any deduction for Consolidated Interest Expense;

     (c)  after deducting (to the extent included) Consolidated Interest
          Receivable;

     (d)  excluding extraordinary or exceptional items;

     (e)  after deducting (to the extent otherwise included) any gain over book value arising in favour of a Group Member on the disposal of any business or asset (not being any disposals made in the ordinary course of trading) during such period and any gain arising on any revaluation of any business or asset during such period;

     (f)  after adding back (to the extent otherwise deducted) any loss against book value incurred by a Group Member on the disposal of any business or asset (not being any disposals made in the ordinary course of trading) during such period;

     (g)  after adding back depreciation of fixed assets and amortisation of goodwill or intangible assets during that period, to the extent deducted; and

     (h)  after adding back (to the extent otherwise deducted) the amount of
          Capital Expenditures and other expenditures in respect of exploration activities.

     "CONSOLIDATED INTEREST COVER RATIO" means, for any period, the ratio of:

     (a)  Consolidated EBITDA for such period.

                                        2

          to

     (b)  Consolidated Interest Expense for such period.

     "CONSOLIDATED INTEREST EXPENSE" means, for any period, the amount in
     Dollars which will be necessary in order to pay in full all interest, premium and similar amounts (howsoever characterised and including (a) the interest element of finance leases, (b) discount and acceptance fees payable (or deducted), (c) fees payable in connection with the issue or maintenance of any bond or letter of credit, guarantee or other insurance against financial indebtedness and issued by a third party on behalf of the
     Guarantor or any of its subsidiaries, (d) repayment and prepayment premiums payable or incurred in repaying or prepaying any financial indebtedness, and (e) commitment, utilisation and non-utilisation fees payable or incurred in respect of financial indebtedness) accruing in respect of, the
     Loan Agreement and all other financial indebtedness of the Guarantor and its subsidiaries (and on all other financial indebtedness (but without duplication) constituting the Guarantor's proportionate share (based on the
     Guarantor's direct or indirect ownership interest in the share capital of the relevant Group Member) of such indebtedness of any other Group Member which is not a subsidiary of the Guarantor) which, in each case, have become due and payable during such period.

     "CONSOLIDATED INTEREST RECEIVABLE" means, for any period, the amount of interest (which for this purpose shall include all payments of the type described in the definition of Consolidated Interest Expense) accrued due to the Guarantor and its subsidiaries (together with (but without duplication) the Guarantor's proportionate share (based on the Guarantor's direct or indirect ownership interest in the share capital of the relevant
     Group Member) of the amount of such interest accrued due to any other Group
     Member which is not a subsidiary of the Guarantor) (in each case, other than such interest accruing from other Group Members) during such period whether or not paid.

     "CONSOLIDATED NET WORTH" means, at any time, the aggregate of the amounts paid up or credited as paid up on the issued share capital of the Guarantor
     (other than any redeemable shares) and the aggregate amount of the reserves of the Group including:

     (a)  share premiums;

     (b)  capital reserves and non-distributable reserves; and

     (c)  retained earnings.

     "DEED" is defined in the preamble.

     "DEMAND" is defined in Clause 2.1.

     "GUARANTEED LIABILITIES" is defined in Clause 2.2.

     "GUARANTOR" is defined in the preamble.

     "INTEREST RATE" means the rate set forth in Clause 3.2.2 of the Loan
     Agreement.

     "LOAN AGREEMENT" is defined in the first recital.

                                        3

     "SECURITY TRUSTEE" is defined in the preamble.

1.2  WORDS AND EXPRESSIONS NOT DEFINED

     Words and expressions used in this Deed but not defined herein shall have the meanings given to them in the Loan Agreement.

1.3  CONTENTS AND HEADINGS

     The contents page and headings are included for convenience only and shall not affect the interpretation or construction of this Deed.

1.4  ADDITIONAL DEFINITIONS AND INTERPRETATION

     Clauses 1.2 (Additional Definitions) and 1.3 (Interpretation) of the Loan
     Agreement are hereby incorporated by reference as if set out in their entirety herein, with references in such Clauses to "this Agreement" being deemed to be references to "this Deed".

1.5  CASH COVER

     In this Deed, unless the context requires otherwise, any reference to the provision of cash cover is to the provision by the Guarantor to the
     Security Trustee of an amount in cash equal to the Security Trustee's reasonable estimate (based on information supplied by the relevant Lender
     Party) of the maximum possible aggregate amount which the Borrower may at any time become liable to pay to the Lender Parties in respect of the relevant contingent liabilities (including, in the case of any contingent liability outstanding to any Lender Party at any time in connection with a
     Production Related Risk Management Agreement, the marked to market value of such Lender Party's contingent exposure in connection with such Production
     Related Risk Management Agreement at such time). For the avoidance of doubt, the rights of the Security Trustee to demand cash cover in respect of any Production Related Risk Management Agreement pursuant to Clause 2.1 does not constitute a separate and independent right to make margin calls on the Guarantor in respect of the Borrower's obligations under such agreements but is limited to cash cover in respect of the Borrower's obligations thereunder.

1.6  EFFECT AS DEED

     The parties hereto intend that this Deed take effect as a deed.

2.   GUARANTEE

2.1  IRREVOCABLE AND UNCONDITIONAL GUARANTEE

     In consideration of the Security Trustee and the Lender Parties entering into the Loan Agreement and the other Loan Documents, the Guarantor irrevocably and unconditionally guarantees on the Security Trustee's written demand (a "DEMAND") to pay or discharge as and when the same become due and payable, or (in the case of contingent liabilities (including any contingent liability in connection with Production Related Risk Management
     Agreements) at any time when a Default has occurred and is continuing)
     provide cash cover in an amount satisfactory to the Security Trustee

                                        4

     for, the Guaranteed Liabilities or, as the case may be, such part of them as is specified in the Demand.

2.2  GUARANTEED LIABILITIES

     In this Deed, the "GUARANTEED LIABILITIES" means all moneys or liabilities due or owing by the Borrower under the Loan Documents (including (a) all such moneys or liabilities due, owing or incurred in any currency, alone or jointly with others and whether as principal or surety, and (b) all such moneys or liabilities originally owing or incurred to the Lender Parties and those purchased or otherwise acquired by the Lender Parties), together in each case with interest, commission and bank fees and charges applicable thereto. Such interest shall be calculated to the date of payment (as well after as before any Demand or judgment) at the Interest Rate and to be compounded at such intervals as the Security Trustee shall determine, acting reasonably.

2.3  LIQUIDATION OF THE BORROWER

     In the event of the liquidation of the Borrower and notwithstanding such liquidation, the guarantee set forth in this Clause 2 shall extend to cover all Guaranteed Liabilities which would have been owing to the Lender
     Parties by the Borrower if such liquidation had commenced when the Security
     Trustee received actual notice of it.

2.4  STATEMENT OF ACCOUNT OF BORROWER

     Any statement of account of the Borrower, signed as correct by the Security
     Trustee, shall, absent manifest error, be prima facie evidence as against the Guarantor of the amount of the Guaranteed Liabilities.

3.   CONTINUING SECURITY

3.1  GUARANTEE AS CONTINUING SECURITY

     This Deed is a continuing security and shall secure the ultimate balance of the Guaranteed Liabilities notwithstanding any intermediate payment or discharge of all or part of the Guaranteed Liabilities to the Security
     Trustee or the Lender Parties and also notwithstanding the liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of the Borrower, any change in the constitution, name or style of the Borrower, or any other event, matter or thing; PROVIDED, HOWEVER, that on and from the RRL Guarantee Release Date the recourse of the Lender Parties to the Guarantor in connection with the
     Guarantor's obligations pursuant to Clause 2.1 (but not, for the avoidance of doubt, in connection with any other obligation (including any obligation pursuant to the Management Contract)) shall be limited to the Charged
     Property (including any proceeds thereof); and, provided further, however that, in the event the Guaranteed Liabilities under the Loan Agreement are prepaid in full and no further Commitment shall be outstanding thereunder the Guarantor's obligations hereunder in respect of the Guaranteed
     Liabilities under any Production Related Risk Management Agreement shall continue in full force and effect until such time as the Security Trustee shall be reasonably satisfied that the Loulo Project shall have been built and is capable of operation, in each case in a manner which is consistent with the tests, procedures, standards and

                                        5

     projections set forth in the Mechanical Completion Certificate and the
     Economic Completion Certificate.

3.2  GUARANTEE ADDITIONAL TO ANY OTHER RIGHTS

     This Deed is in addition to (and shall not merge with, otherwise prejudice or affect or be prejudiced or affected by) any other right, remedy, guarantee, indemnity or lien which may be or have been created in favour of the Security Trustee or any Lender Party in respect of the Guaranteed
     Liabilities. Accordingly, this Deed may be enforced notwithstanding the existence or invalidity of all or any of the same and also notwithstanding the Security Trustee at any time exchanging, releasing, varying, abstaining from perfecting or enforcing or otherwise dealing or omitting to deal with all or any of the same.

3.3  ENFORCEMENT

     The Security Trustee shall not be obliged to make any claim or demand on the Borrower or to resort to any bill, note, right, remedy, guarantee, indemnity or lien or other means of payment from time to time held by or available to it before enforcing this Deed nor shall the Security Trustee be obliged to account for any money or other property received or recovered in consequence of any enforcement or realisation of any of the same.

3.4  LIABILITY

     The liability of the Guarantor under this Deed shall not be discharged, reduced, impaired or affected by:

     (a)  any present or future bill of exchange, note, right, remedy, guarantee, indemnity or lien held by or available to the Security
          Trustee or any Lender Party, being or becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Security
          Trustee or any such Lender Party from time to time exchanging, releasing, varying, abstaining from perfecting or enforcing or otherwise dealing or omitting to deal with all or any of the same;

     (b)  the Security Trustee compounding with, discharging, releasing or varying the liability of or granting any time, indulgence or concession to the Borrower or any other person or renewing, determining, varying or increasing any bill, promissory note or other negotiable instrument, accommodation, facility or transaction in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from the Borrower or any other person;

     (c)  any act or omission which would not have discharged, impaired or affected the liability of the Guarantor had it been primary obligor instead of guarantor or by anything done or omitted which but for this provision might operate to discharge, reduce, impair or affect that liability; or

     (d)  any termination, amendment, variation, novation of, or supplement to, any of the Loan Documents to which any Obligor is a party.

                                       6

3.5  SUSPENSE ACCOUNT

     If the Borrower or the Guarantor is wound up, goes into liquidation, becomes bankrupt or makes any composition or arrangement with its creditors, neither the existence of the guarantee or indemnity contained in this Deed, the rights of any Lender Party pursuant to Clause 6 hereof, nor any monies received or recovered by any Lender Party, shall impair the right of such Lender Party to prove in such winding up, liquidation, bankruptcy, composition or arrangement for the total amount due from the
     Borrower or the Guarantor and, to this end or so as to preserve intact the obligations of any person answerable for any part of such total amount, any
     Lender Party may at any time and after any such event takes place and, for so long as such Lender Party thinks fit prior to satisfaction in full of the Guarantor's obligations under this Deed, keep any monies received or recovered under this Deed in a separate or suspense account, in such name as such Lender Party thinks fit, without any intermediate obligation on the part of such Lender Party to apply the same in or towards discharge of any part of such total amount.

4.   INVALIDITY

     If anything (including any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the Borrower, legal or other limitation, disability, incapacity or change in constitution of the Borrower) causes any purported obligation or liability of the Borrower which would have been the subject of this Deed had such obligation or liability been valid and enforceable to be or become invalid or unenforceable against the Borrower on any ground whatsoever whether or not known to the Security Trustee or any Lender
     Party, then the Guarantor shall nevertheless be liable to the Security
     Trustee and any such Lender Party in respect of that purported obligation or liability as if it were the primary obligation or liability of the
     Guarantor. The Guarantor shall indemnify, subject to applicable law, and keep indemnified the Security Trustee and the other Lender Parties on demand against any losses, liabilities, costs and expenses resulting from the failure of the Borrower to observe any such purported obligation or liability, save and except for any such losses, liabilities, costs and expenses arising from the gross negligence or wilful misconduct of the
     Security Trustee.

5.   RELEASES CONDITIONAL

5.1  RELEASES MADE BY THE SECURITY TRUSTEE

     Any release, settlement, discharge, re-assignment or arrangement (in this
     Clause 5 a "RELEASE") given or made by the Security Trustee on the faith of any assurance, security or payment shall be conditional upon that assurance, security or payment not being avoided, reduced or ordered to be repaid under any enactment relating to liquidation, bankruptcy or insolvency of the Borrower or any other person. If such avoidance or reduction occurs or such order is made, the release given by the Security
     Trustee shall not prejudice the right of the Security Trustee to enforce this guarantee in respect of the Guaranteed Liabilities and as between the
     Guarantor and the Security Trustee this Deed (notwithstanding the release)
     shall be deemed to have remained at all times held by the Security Trustee as a guarantee for the Guaranteed Liabilities as if such release had not been made.

                                        7

5.2  RETENTION OF DEED

     The Security Trustee may in its absolute discretion retain all or part of this Deed as a guarantee for the Guaranteed Liabilities for a period of 12 months after the Guaranteed Liabilities shall have been paid and discharged in full. If at any time within that period of 12 months a petition is presented to a competent court for a winding-up or administration order to be made in respect of the Borrower or steps are taken to wind up the
     Borrower voluntarily, then the Security Trustee may continue to retain all or part of this Deed for such further period as the Security Trustee in its absolute discretion shall determine.

6.   UNDERTAKINGS OF THE GUARANTOR

6.1  COMPLETION UNDERTAKING

     (a)  COMPLETION

          The Guarantor hereby irrevocably and unconditionally undertakes (as primary obligor) to the Security Trustee to procure that Mechanical
          Completion and Economic Completion take place in accordance with the
          Agreed Project Standards (including, without limitation of the
          Guarantor's undertaking contained in clause (b), to cause the Borrower to perform and comply with its obligations contained in Clause 10.6 of the Loan Agreement) and that the Mechanical Completion Date occur in any event no later than 30 June, 2006 and that the Economic Completion
          Date occurs in any event no later than 31 December, 2007.

     (b)  SPECIFIC UNDERTAKINGS

          In fulfilling its obligations hereunder, and without limiting any of its other obligations under this Deed, the Guarantor hereby irrevocably and unconditionally undertakes to the Security Trustee and agrees, at all times up to and including the Group Members
          Undertakings Release Date, to perform and comply with (as if it were named as the relevant obliged party therein), and to procure that the
          Borrower performs and complies with, all of the obligations of the
          Borrower contained in Clauses 10.6, 10.9, 10.10, 10.11, 10.14, 10.16,
          10.17 and 10.18 of the Loan Agreement . The words "PERFORM AND COMPLY
          WITH", shall include:

          (i)  the completion of the Loulo Project within the time limits and in the manner referred to in the Agreed Project Standards;

          (ii) the payment of all costs and expenses relating thereto;

          (iii) the payment, satisfaction or discharge of all liens, charges and claims that are or may be imposed upon or asserted against the
               Mine; and

          (iv) the defence and indemnification of the Lender Parties against all such liens, charges and claims, whether arising from the
               furnishing of labour, materials, supplies or equipment, from taxes, assessments, fees

                                        8

               or other charges, from injuries or damage to persons or property, or otherwise.

     (c)  NATURE OF OBLIGATIONS

          Without limiting the generality of the foregoing provisions of this
          Clause 6, the Guarantor agrees, in relation to the performance of its obligations under this Deed, to ensure that the costs of constructing the Mine and completing the Loulo Project, including the costs of all labour, materials and cost overruns in accordance with Clause 6.2 (but excluding, for the avoidance of doubt, any such costs funded with the proceeds of Loans), the existence of which shall be determined by the
          Security Trustee in its capacity as Facility Agent (acting in consultation with the Independent Engineer), are funded, paid and satisfied from its own resources and to cause the installation and completion of the Loulo Project in a timely, good, workmanlike and lien-free manner, in accordance with the Agreed Project Standards.

     (d)  BORROWER FAILS TO COMPLETE

          If for any reason whatsoever (but without prejudice to the other undertakings of the Guarantor contained in this Deed (including Clause
          6.1(a), Clause 6.2 and Clause 6.3):

          (i)  the Mechanical Completion Date does not occur by 30 June, 2006;
               or

          (ii) the Economic Completion Date does not occur by 31 December, 2007;
               or

          (iii) Economic Completion or Mechanical Completion is not achieved in accordance with the Agreed Project Standards,

          then in such event or at any time thereafter, the Security Trustee may give written notice thereof to the Guarantor and the following provisions shall then apply:

               (A)  THE GUARANTOR TO STEP-IN

               Within ten days after the date on which the Security Trustee gives any such notice to the Guarantor, the Guarantor will, at its cost, commence to complete the construction of the Mine and diligently prosecute such construction in accordance with the
               Agreed Project Standards, free of all liens and fully paid for, and shall defend, indemnify and hold the Lender Parties harmless from all losses, costs, liabilities and expenses, including legal fees, incurred in connection with such completion, but for the avoidance of doubt, nothing in this Clause shall relieve the
               Guarantor of its obligations under Clause 2.

               (B)  THE GUARANTOR FAILS TO COMPLETE

               If the Guarantor fails to complete the construction of the Mine or diligently to prosecute such construction in accordance with the Development Plan, then in addition to any other rights or remedies that

                                        9

               may be available to the Lender Parties under this Deed, the other
               Operative Documents, or at law or in equity (including the right and remedy of specific performance) the Lender Parties may either through the Security Trustee (but only with the Security
               Trustee's consent, which may be withheld in its absolute
               discretion) or through a nominee exercise any one or more of the following rights and remedies:

               (x)  without undertaking to complete the construction of the Mine or being obliged to foreclose on or enforce the security
                    described in the Loan Documents, the Lender Parties shall
                    have the right to recover damages from the Guarantor in an amount equal to all costs which the Lender Parties would
                    have to incur in order to achieve Mechanical Completion and
                    Economic Completion in accordance with the Agreed Project
                    Standards and to reach the Group Members Undertakings
                    Release Date; and/or

               (y)  without undertaking to complete the construction of the
                    Loulo Project, the Lender Parties, at their option, shall
                    have the right, but shall have no obligation, to proceed or to direct the Security Trustee to proceed, as appropriate, to foreclose on or enforce any of the security described in the Loan Documents.

     (e)  CUMULATIVE REMEDIES

          The Lender Parties' remedy of specific performance, the recovery of damages and all other rights and remedies under this Deed, and the other Operative Documents, at law or in equity are non-exclusive of each other and cumulative. The parties to this Deed recognise that the choice of remedies made by the Lender Parties at any time will necessarily and properly be a matter of business judgment, which the passage of time or change of circumstances may or may not prove to have been the best choice to maximise recovery by the Lender Parties at the lowest cost to the Borrower or the Guarantor. Nevertheless, the choice of remedies by the Lender Parties shall not be subject to question or challenge by any other person, nor shall any such choice be asserted as a defence, set-off or basis for any claim of failure to mitigate loss on the part of the Lender Parties in any action or proceeding arising in connection with this Deed.

6.2  COST OVERRUNS

     The Guarantor agrees that, if for any reason and at any time (and from time to time), the aggregate costs and expenses (whether or not Project Costs as reflected in the Development Plan) which are, in the opinion of the
     Security Trustee, necessary (or which are, at the beginning of each calendar month, expected to be necessary) to be incurred on or prior to the
     Group Members Undertakings Release Date to develop, construct and complete the Mine in accordance with the Agreed Project Standards exceed the Project
     Costs as reflected in the Development Plan as in effect on the date of this
     Deed, the Guarantor will contribute cash to the Borrower in an amount equal to such excess, in a sufficiently timely manner to permit the Borrower to fund such excess costs and expenses as the same become due and payable and otherwise in a

                                       10

     form and manner acceptable to the Security Trustee in the manner set out herein. The Guarantor will deposit any contribution made by any of them hereunder into the Operating Account.

6.3  ECONOMIC COMPLETION

     Without limiting any other provision of this Deed, the Guarantor hereby irrevocably and unconditionally undertakes and agrees (as primary obligor)
     that Economic Completion will take place by no later than 31 December,
     2007. The Guarantor recognises that it is a condition to the occurrence of
     Economic Completion that no Default shall then have occurred and be continuing and that, in particular, that it is required that the financial covenants contained in Clause 9 of the Loan Agreement shall be shown to be complied with (at all relevant times) as at the Economic Completion Date.
     As part of its general undertakings contained in this Clause and elsewhere in this Deed, the Guarantor will ensure, on or prior to the date referred to above (and whether by way of a cash Capital Contribution, the advance of
     Approved Subordinated Indebtedness or otherwise in a manner which is consistent with the Loan Documents) that such covenants are capable of being complied with as aforesaid. In addition, the Guarantor undertakes that, as at the Group Members Undertakings Release Date, the amount standing to the credit of the Debt Service Reserve Account shall not be less than the Required Debt Service Reserve Balance.

6.4  CONTROL

     The Guarantor will exercise control over the Borrower (whether through the voting of shares issued by the Borrower and held by the Guarantor or its affiliates, by the appointment of directors to the board of directors of the Borrower or otherwise), and will make available to the Borrower such support (whether by way of the provision of personnel, expertise, know-how, intellectual property, professional or managerial services, equipment, plant, technology, finance or otherwise), in each case so as to enable the
     Borrower to construct and develop the Mine (and to achieve Mechanical
     Completion, Economic Completion and the Group Members Undertakings Release
     Date) in accordance with the Agreed Project Standards.

6.5  RRL (SOMILO) CHANGE IN CONTROL

     The Guarantor agrees with the Security Trustee, for the benefit of each
     Lender Party that (notwithstanding the provisions of Clause 3.1), at all times until all Commitments have been terminated and all Obligations have been paid and performed in full, it will (without prejudice to Clause 3.1 of the RRL Security Agreement) continue to directly own (and to have sole power to vote and dispose of), free and clear of all liens (other than those granted in favour of the Lender Parties pursuant to the RRL Security
     Agreement) not less than one hundred percent (100%) of the share capital
     (however designated) of Randgold Resources (Somilo) Limited.

6.6  UNDERTAKINGS PRIOR TO THE RRL GUARANTEE RELEASE DATE

     The Guarantor agrees with the Security Trustee that on and from the date of this Deed, and at all times up to and including the RRL Guarantee Release
     Date, it shall perform and comply with the following undertakings:

                                       11

     (a)  the Guarantor shall maintain, and shall take all necessary measures to ensure that, at all times a minimum cash balance of not less than
          U.S.$20,000,000 is available, unencumbered and free of any restriction or lien whatsoever;

     (b)  the Guarantor will not, and the Guarantor will ensure that no Group
          Member will, consent to (or otherwise permit to occur) any amendment, waiver or other modification to any material term or condition of the
          Morila Project Finance Agreement or any other instrument implemented in connection therewith or any instrument relating to the refinancing of the indebtedness outstanding thereunder of the nature referred to in Clause 10.20(k) of the Loan Agreement;

     (c)  the Guarantor shall not permit Consolidated Net Worth to be, on any date, less than U.S.$150,000,000; and

     (d)  the Guarantor shall not permit the Consolidated Interest Cover Ratio to be, for any quarter, less than 3:1.

6.7  LOAN AGREEMENT UNDERTAKINGS

     The undertakings of the Guarantor contained in this Clause 6 and otherwise in this Deed shall be without prejudice to the continued effectiveness of any other undertaking or other obligation of the Guarantor contained in the
     Loan Agreement or any other Loan Document.

7.   COSTS AND EXPENSES

     The Guarantor covenants with the Security Trustee to indemnify the Security
     Trustee fully on demand against all reasonable costs and expenses and against all liabilities, claims, demands, actions or proceedings of any kind properly incurred by (or made or brought against) the Security Trustee
     (or any manager or agent appointed by the Security Trustee):

     (a)  in connection with the negotiation, preparation, execution and registration of this Deed;

     (b)  as a result of any failure by the Guarantor to perform any of its obligations under this Deed; or

     (c)  in the exercise or contemplation of any of the powers or rights conferred by this Deed or by any other lien granted (whether by the
          Guarantor or any third party) in respect of all or part of the
          Guaranteed Liabilities;

     together in each case with interest calculated on a daily basis from the date the same is incurred or becomes payable by the Security Trustee at the
     Interest Rate, such interest being compounded at such intervals as the
     Security Trustee shall determine, acting reasonably.

                                       12

8.   PAYMENTS; NO DEDUCTIONS

8.1  SECURITY TRUSTEE'S ACCOUNT

     All payments to be made by the Guarantor under this Deed shall be paid to the Security Trustee's account at such office or bank as it may notify the
     Guarantor from time to time in immediately available funds denominated in the relevant currency.

8.2  NO DEDUCTIONS

     All payments made or to be made by the Guarantor under this Deed shall be made in full without any deduction, withholding, set-off or counterclaim on account of any taxes or of any claim that the Borrower, the Guarantor or any other Obligor may have against the Security Trustee or any Lender
     Party.

8.3  DEDUCTIONS WHERE COMPELLED BY LAW

     If the Guarantor is compelled by law to make any deduction or withholding, then it shall account for the same to the relevant authority as and when required by law, shall pay to the Security Trustee all necessary additional amounts to ensure receipt and retention (free from any liability) by the
     Security Trustee of the full amount which it would have received had the payment not been subject to the deduction or withholding and shall promptly provide to the Security Trustee a certificate of deduction and such tax receipts and other documents as the Security Trustee may require.

8.4  MITIGATION

     Clauses 5.5 (Taxes) and 5.6 (Mitigation) of the Loan Agreement are hereby incorporated by reference as if set out in their entirety herein, with all necessary consequential changes.

9.   SEVERABILITY

     If any part of any provision of this Deed shall be or become invalid or unenforceable, then the remainder of such provision and all other provisions of this Deed shall remain valid and enforceable.

10.  AMENDMENTS, WAIVERS AND RIGHTS

10.1 AMENDMENTS AND VARIATIONS

     No amendment or variation of the terms of this Deed shall be effective unless it is made or confirmed in a written document signed by both parties.

10.2 NO RELEASE OR WAIVER

     No delay in exercising or non-exercise by the Security Trustee of any of its rights, powers or remedies provided by law or under or in connection with this Deed shall impair such rights, powers or remedies or operate as a waiver or release of that right. Any waiver or release must be specifically granted in writing signed by an authorised signatory of the Security
     Trustee and shall:

                                       13

     (a)  be confined to the specific circumstances in which it is given;

     (b)  not affect any other enforcement of the same or any other right; and

     (c)  except to the extent set forth therein, be revocable at any time in writing.

10.3 CUMULATIVE RIGHTS AND REMEDIES

     The rights and remedies of the Security Trustee under this Deed are cumulative and not exclusive of any rights or remedies of the Security
     Trustee under the general law. The Security Trustee may exercise each of its rights as often as it thinks necessary.

10.4 NON-EXERCISE OF RIGHTS

     The Security Trustee shall be under no duty of any kind to the Guarantor in respect of the exercise or non-exercise of any of its rights under this
     Deed. The Guarantor shall not rely on such exercise or non-exercise in any way.

11.  ASSIGNMENT

11.1 GUARANTOR'S RIGHTS OF DISPOSITION

     The Guarantor shall not be entitled to assign or transfer all or any of its respective rights, benefits and obligations under this Deed.

11.2 SECURITY TRUSTEE'S RIGHTS OF DISPOSITION

     The right of the Security Trustee to assign, or otherwise dispose of, any rights, benefits or interest in this Deed is subject to the provisions of the Loan Agreement.

11.3 PROVISION OF INFORMATION

     Clause 14.13 (Confidentiality) of the Loan Agreement is hereby incorporated by reference as if set out in its entirety herein, with all necessary consequential changes.

12.  LAW AND JURISDICTION

     This Deed shall be construed in accordance with English law, and for the exclusive benefit of the Security Trustee the Guarantor agrees that the courts of England are to have jurisdiction to settle any disputes which may arise in connection with this Deed; but the Guarantor agrees that the
     Security Trustee shall be entitled to bring proceedings in connection with this Deed in any other court of competent jurisdiction.

13.  AGENT FOR SERVICE OF PROCESS

     (a)  The Guarantor shall at all times maintain an agent for service of process in England.

     (b)  The Guarantor appoints Fleetside Legal Representative Services Limited of 9 Cheapside, London EC2V 6AD, England, as its agent for that purpose. Service of any process shall be sufficiently served on the
          Guarantor if

                                       14

          delivered to the Guarantor's agent at the address specified in this
          Clause 13. The Guarantor may not revoke such appointment.

     (c)  If for any reason an agent appointed under this Clause 13 ceases to act as such or ceases to have an address in England, the Guarantor shall promptly appoint another such agent and notify the Security
          Trustee of the appointment and the new agent's name and address. If the Guarantor does not make such an appointment within seven days of such cessation, then the Security Trustee may do so on its behalf and shall notify the Guarantor if it does so.

14.  THIRD PARTY RIGHTS

     The terms of this Deed may be enforced only by a party to it and shall not create any rights in favour of any third parties (other than the Lender
     Parties) whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise. Notwithstanding any provision of this Deed, the parties do not require the consent of any third party to rescind or vary this Deed at any time.

EXECUTION:

The parties hereto have caused this Deed to be duly executed and delivered as a deed on the day and year first above written.

                                       15

THE GURANTOR

EXECUTED as a deed for and on behalf   )   /s/ Roger A. Williams
of RANDGOLD RESOURCES                  )   -------------------------------------
LIMITED by:                                By

                                           Roger A. Williams
                                           -------------------------------------
                                           Name Printed

                                           Finance Director
                                           -------------------------------------
                                           Title

                                           -------------------------------------
                                           By

                                           -------------------------------------
                                           Name Printed

                                           -------------------------------------
                                           Title

                                       16

THE SECURITY TRUSTEE

EXECUTED as a deed for and on behalf   )   /s/ C. Coleman
of N M ROTHSCHILD & SONS               )   -------------------------------------
LIMITED, as the Security Trustee by:   )   By

                                           C. Coleman
                                           -------------------------------------
                                           Name Printed

                                           -------------------------------------
                                           Title

                                           /s/ D. Street
                                           -------------------------------------
                                           By

                                           D. Street
                                           -------------------------------------
                                           Name Printed

                                           -------------------------------------
                                           Title

                                       17